EXHIBIT 11.1

                            A-FEM MEDICAL CORPORATION
                       CALCULATIONS OF NET LOSS PER SHARE

                                                                             For the three months ended
                                                                                      March 31,
                                                                       ----------------------------------------
                                                                              2002                 2001
                                                                       -------------------- -------------------

  Actual weighted average shares outstanding for the period                 10,221,558            9,596,558

  Dilutive common and preferred stock, options and warrants using                    -                    -
     the treasury stock method(1)
                                                                       -------------------- -------------------

  Total shares used in per share calculations                               10,221,558            9,596,558
                                                                       -------------------- -------------------

  Net loss                                                               $     (42,022)        $   (307,575)
                                                                       -------------------- -------------------

  Basic and diluted net loss per share                                 $         (0.01)     $         (0.03)
                                                                       ==================== ===================
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(1)  Preferred stock, warrants and options outstanding are not included, as the effect would be anti-dilutive.